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                                                                    Exhibit 99.1
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RAINFOREST CAFE, INC.                           A Wild Place to Shop and Eat(R)
720 South Fifth Street                          Hopkins, MN 55343

                                                For Further Information Contact:
                                                Kenneth Brimmer
                                                President
www.rainforestcafe.com                          612-945-5400
NASDAQ:  RAIN
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                      RAINFOREST CAFE ANNOUNCES ACQUISITION
                                    AGREEMENT
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                     WITH LANDRY'S SEAFOOD RESTUARANTS, INC.

(MINNEAPOLIS, MINNESOTA - FEBRUARY 9, 2000) RAINFOREST CAFE, INC. (NASDAQ: RAIN) RAINFOREST CAFE, A WILD PLACE TO SHOP AND EAT(R), today announced the signing of a definitive merger agreement to be acquired by Landry's Seafood Restaurants, Inc. ("LNY"/NYSE), for approximately $125 million to be paid by Landry's in a combination of common stock (65%) and cash (35%). (based on an assumed value of $9.00 per share of Landry's common stock). The transaction has an initial value of $125 million, or $5.23 per Rainforest share (based on an assumed value of $9.00 per share of Landry's common stock) or a current value of approximately $5.54 per Rainforest share based upon today's closing price of Landry's. However, the transaction value to the Rainforest shareholder will increase or decrease depending upon changes in Landry's stock price.

Landry's is the second largest and fastest growing casual-dining seafood restaurant chain in the Unites States. With over 150 restaurants in 30 states, Landry's has been one of the preeminent restaurant growth stocks since becoming a public company in 1993. The Company plans to open 15 to 16 new restaurants in 2000. Landry's operates its seafood restaurants under several brand names, including the industry leading Joe's Crab Shack restaurant, Landry's Seafood House division and the Crab House restaurants. Landry's also is the developer and operator of the Kemah Boardwalk in Houston, Texas. This project is a 40-acre development, largely owned in fee simple by Landry's, that includes eight Landry's restaurants, an upscale hotel,


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multiple retail shops, amusement attractions, plazas, fountains, and a 450-slip marina. The entire project and its businesses are owned and operated by Landry's.

Mr. Lyle Berman, Chairman of Rainforest Cafe, said "I have personally know the Landry's management team since we started the Rainforest Cafe concept. Through our business dealings over the years, and from watching the growth of the Landry's chain of restaurants, I have developed the utmost respect for Tilman J. Fertitta as a restaurant operator, businessman and as the leader of a public company. As a result of my faith in his leadership and others in his organization, I am confident this is the team to take Rainforest Cafe to the next level. "

Upon the merger of Landry's and Rainforest, there will be no changes in the executive officers or directors of Landry's and the company will have over 22,000 employees in 30 states. The combined companies expect to achieve in 2000 combined revenues of approximately $750 million on a pro forma full year basis and EBITDA of nearly $90 million. Landry's management expects the merger to close by May 1, 2000, and to be accretive to 2000 earnings by up to $0.05 per share.

Under the terms of the merger agreement, Rainforest Cafe will be merged with a subsidiary of Landry's, thereby becoming a wholly-owned subsidiary of Landry's. The purchase method of accounting will be used for the merger. In the merger, each share of Rainforest stock will be converted, at the shareholder's election, into the right to receive $5.23 in cash, or .5816 shares of Landry's common stock for each Rainforest common share outstanding, subject to mandatory proration, so that as a result of the transaction, 65% of Rainforest shares will be converted into Landry's stock and the remaining 35% into cash. Landry's will issue approximately 9,028,000 common shares and pay $43,750,000 in cash for all of the outstanding stock of Rainforest.

In connection with the merger, Lyle Berman and Steven Schussler, major shareholders of Rainforest holding 7.8% and 2.8% of Rainforest's outstanding shares, respectively, have entered into agreements with Landry's to, among other things, vote their shares in favor of the transaction. Lyle Berman, Kenneth W. Brimmer, Steven W. Schussler and Ercument Ucan, the Chairman of the Board/Chief Executive Officer, President, Senior Vice President - Development, and Senior Vice President - Retail, of Rainforest, respectively, have entered into employee termination, consulting and non-competition agreements with Landry's.



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The transaction is subject to customary conditions including, among others, approval of Rainforest's shareholders and regulatory approvals and consents.

RAINFOREST CAFE, Inc. develops, owns and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme providing visitors with "A Wild Place to Shop and Eat"(R). There are currently 38 RAINFOREST CAFE(R) units open including 28 domestic locations and 10 international units. RAINFOREST CAFE, Inc. common shares are traded on the NASDAQ National Market under the symbol RAIN.


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